Exhibit 99.1

Conn’s, Inc. Reports Results for the Quarter Ended July 31, 2011

BEAUMONT, Texas--(BUSINESS WIRE)--September 7, 2011--Conn’s, Inc. (NASDAQ/NM: CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products, today announced its operating results for the quarter ended July 31, 2011.

Significant items for the quarter include:

  Adjusted diluted earnings per share of $0.17 for the second quarter of fiscal 2012, excluding the impact of the term loan payoff and store closings, as compared to adjusted diluted earnings per share of $0.06 for the same period in the prior fiscal year, on a higher number of shares outstanding in the current year period;
  Total revenues were $184.4 million, down 13.5% from the same period in the prior fiscal year, on a same store sales decline of 12.8%;
  Retail segment retail gross margin increased 320 basis points to 28.9%;
  Retail segment adjusted operating income increased to $3.1 million for the quarter, as compared to $2.2 million for the same quarter in the prior fiscal year;
  Credit segment operating income increased to $13.0 million for the quarter, as compared to $7.3 million for the same quarter in the prior fiscal year;
  Credit segment 60+ day delinquency percentage declined to 6.1%;
  The Company recorded a pretax charge of $11.1 million related to the repayment of its $100 million term loan, and a pretax charge of $3.7 million for costs related to the closing of three stores during the quarter, resulting in a reported net loss of $3.4 million, or $0.11 per diluted share outstanding; and
  The Company initiated earnings guidance for the current fiscal year of adjusted diluted earnings per share of $0.65 to $0.75.

“We are pleased with our progress on improving margins and reducing our cost of capital,” commented Theodore Wright, the Company’s Chairman. “While softer industry conditions resulted in sales slightly below our expectations, the changes made to date position us to drive improved profitability.”

Retail Segment Results

The change in the retail segment’s total revenues was comprised of a product sales decrease of 16.1%, a repair service agreement commission decrease of 5.2% and a service revenue decrease of 8.9%, as compared to the same quarter in the prior fiscal year. The decrease in sales during the quarter was driven largely by declines in the consumer electronics, home appliances and home office categories, which were partially offset by an increase in furniture and mattress sales.

The retail segment’s retail gross margin increased to 28.9% in the current year quarter, up from 25.7% in the same quarter of the prior year. The increase in the retail gross margin was driven by an increase in higher-margin furniture and mattress sales as a percent of total product sales, improved gross margins in the consumer electronics, home appliances and home office categories and increased sales penetration of repair service agreements.

During the quarter, the Company completed the closure of three stores and the lease expired on one additional store, bringing the total number of stores ceasing operations during the current fiscal year to five. As a result of the closure of the three stores with unexpired leases, the Company recorded a $3.7 million charge during the second quarter as its estimate of the future lease cost to be incurred. The actual cost could vary depending on the Company’s ability to sublease the locations or negotiate a buy-out of the remaining lease terms, and the timing of any such transactions.

Credit Segment Results

The credit segment’s results, as compared to the same quarter in the prior year, were impacted by:

  Continued declines in the total portfolio balance and delinquency levels, resulting in lower interest earnings and reduced servicing costs;
  A change in the Company’s charge-off policy to require all accounts 210 or more days past due to be charged off at month end. This change resulted in a $4.4 million increase in net charge-offs for the quarter, but had no significant impact on earnings as these charge-offs had been previously provided for in the Company’s bad debt reserves; and
  Repayment of the Company’s term loan, which resulted in an $11.1 million charge related to the payment of the prepayment premium and write-off of unamortized original issue discount and deferred financing fees.

The key credit portfolio performance metrics of the credit segment for the quarter included:

  Net charge-offs for the second fiscal quarter of 2012 totaled $11.6 million, including $4.4 million related to the change in the charge-off policy, as compared to $9.3 million for the same period in the prior fiscal year, an improvement of $2.1 million, excluding the impact of the charge-off policy change;
  A 90 basis point improvement in the 60-209 day delinquency rate since January 31, 2011, to 6.1% at July 31, 2011. The 60-209 day delinquency rate was 7.5% at July 31, 2010;
  A 260 basis point improvement in the percentage of the portfolio reaged to 17.2% at July 31, 2011, from 19.8% at January 31, 2011. The percentage of the portfolio reaged at July 31, 2010, was 19.2%; and
  The average monthly payment rate (amount collected from customers as a percentage of the portfolio balance) increased for the sixth consecutive quarter, versus the same quarter in the prior year, to 5.45% for the quarter ended July 31, 2011, from 5.20% for the quarter ended July 31, 2010.

More information on the credit portfolio and its performance may be found in the table included with this press release and in the Company’s Form 10-Q to be filed with the Securities and Exchange Commission.

The Company reported a net loss of $3.4 million, or a diluted loss per share of $0.11 for the second quarter of fiscal 2012, compared to net income of $1.6 million, or diluted earnings per share of $0.06, for the second quarter of fiscal 2011. Adjusted net income and adjusted diluted earnings per share, adjusted for the costs related to store closings and the loss from the early extinguishment of debt, were $5.5 million, or adjusted diluted earnings per share of $0.17, for the second quarter of fiscal 2012.

Capital and Liquidity

During the second quarter of fiscal 2012, the Company completed an expansion and extension of its asset-based loan facility, increasing the total commitment to $430 million and extending the maturity date to July 2015. Additionally, the Company entered into an $8 million real estate loan, using three of its owned store locations as collateral. With the proceeds of these financing facilities, the Company repaid the entire balance of its $100 million term loan during the quarter. The Company estimates, based on its current debt balance and current market rates, the above transactions will benefit diluted earnings per share by approximately $0.27 on an annual basis.

As of July 31, 2011, there was $291.0 million, excluding $1.8 million of letters of credit, outstanding under the asset-based loan facility. As of July 31, 2011, the Company had $72.8 million of immediately available borrowing capacity, and an additional $64.4 million that could become available upon increases in eligible inventory and customer receivable balances under the borrowing base.

Outlook and Guidance

The Company initiated earnings guidance, for the fiscal year ending January 31, 2012, of adjusted diluted earnings per share of $0.65 to $0.75. The following factors were considered in developing the guidance:

  Same stores sales are expected to be flat for the last two quarters of the fiscal year, with the third quarter expected to be positive and fourth quarter expected to be slightly negative;
  Retail segment retail gross margin is expected to be between 27.0% and 29.0% during the last two quarters, with the fourth quarter margin expected to be lower than the third quarter due to typical holiday selling season product mix;
  The credit portfolio balance is expected to decline slightly during the third quarter, before growing slightly in the fourth quarter;
  The provision for bad debts is expected to be between 3.3% and 3.7%, on an annualized basis, of the average portfolio balance outstanding during each of the last two quarters;
  Selling, general and administrative expense, as a percent of revenues, is expected to be similar to prior year levels; and
  Adjusted diluted earnings per share excludes charges related to the Company’s refinancing completed during the second quarter and costs related to completed and future store closings.

The Company has begun its planning and preparation to open five to seven new locations during fiscal year 2013, all of which are expected to be in new markets.

Conference Call Information

Conn’s, Inc. will host a conference call and audio webcast today, September 7, 2011, at 10:00 AM, CT, to discuss its financial results for the quarter ended July 31, 2011. A link to the live webcast, which will be archived for one year, and slides to be referred to during the call will be available at IR.Conns.com. Participants can join the call by dialing 877-754-5302 or 678-894-3020.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 71 retail locations in Texas, Louisiana and Oklahoma: with 23 stores in the Houston area, 18 in the Dallas/Fort Worth Metroplex, eight in San Antonio, three in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. The Company’s primary product categories include:

  Home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges;
  Consumer electronics, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, and home theater products;
  Furniture and mattresses, including furniture for the living room, dining room, bedroom and related accessories, and mattresses; and
  Home office, including desktop, notebook, netbook and tablet computers, printers and computer accessories.

Additionally, the Company offers a variety of products on a seasonal basis, including lawn and garden equipment, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers, in addition to third-party financing programs and third-party rent-to-own payment plans. In the last three years, the Company financed, on average, approximately 60% of its retail sales under its in-house financing plan.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

  the Company's growth strategy and plans regarding opening new stores and entering new markets;
  the Company's intention to update, relocate or expand existing stores;
  the effect of closing or reducing the hours of operation of existing stores;
  the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores;
  the Company's ability to introduce additional product categories;
  growth trends and projected sales in the home appliances, consumer electronics and furniture and mattresses industries and the Company's ability to capitalize on such growth;
  the pricing actions and promotional activities of competitors;
  relationships with the Company's key suppliers;
  delinquency and loss trends in the receivables portfolio;
  the Company’s ability to offer flexible financing programs;
  the Company’s ability to amend, renew or replace its existing credit facilities before the maturity dates of the facilities;
  the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing debt or equity markets;
  the ability of the Company to obtain additional funding for the purpose of funding the receivables generated by the Company;
  the ability of the Company to maintain compliance with the covenants in its financing facilities or obtain amendments or waivers of the covenants to avoid violations or potential violations of the covenants;
  reduced availability under the Company’s credit facilities as a result of borrowing base requirements and the impact on the borrowing base calculation of changes in the performance or eligibility of the customer receivables financed by that facility;
  the ability of the financial institutions providing lending facilities to the Company to fund their commitments;
  the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s financing providers;
  the cost of any amended, renewed or replacement credit facilities;
  interest rates;
  general economic and financial market conditions;
  weather conditions in the Company's markets;
  the outcome of litigation or government investigations;
  changes in the Company's stock price; and
  the actual number of shares of common stock outstanding.

Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on April 1, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conn's, Inc. CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except earnings per share)

	Three Months Ended July 31,		Six Months Ended July 31,
	2010	2011	2010	2011
Revenues
Total net sales	$177,211	$150,631	$339,044	$306,321
Finance charges and other	35,905	33,744	71,981	67,363

Total revenues	213,116	184,375	411,025	373,684

Cost and expenses
Cost of goods and parts sold, including
warehousing and occupancy costs	132,333	106,996	248,925	218,436
Selling, general and administrative expense	60,969	56,251	119,301	112,439
Costs related to store closings	-	3,658	-	3,658
Provision for bad debts	10,339	5,009	17,973	12,530

Total cost and expenses	203,641	171,914	386,199	347,063

Operating income	9,475	12,461	24,826	26,621
Interest expense, net	6,729	7,004	12,512	14,560
Loss from early extinguishment of debt	-	11,056	-	11,056
Other expense, net	12	34	183	86

Income (loss) before income taxes	2,734	(5,633)	12,131	919

Provision (benefit) for income taxes	1,127	(2,201)	4,731	358

Net income (loss)	$1,607	$(3,432)	$7,400	$561

Earnings (loss) per share
Basic	$0.06	$(0.11)	$0.30	$0.02
Diluted	$0.06	$(0.11)	$0.30	$0.02
Average common shares outstanding
Basic	24,941	31,808	24,936	31,788
Diluted	24,945	31,808	24,940	31,897

Notes:

  Previously reported Earnings per share and Average common shares outstanding amounts have been corrected to retroactively adjust for the impact of the Company’s November 2010 common stock rights offering.

Conn's, Inc. - Retail Segment CONDENSED FINANCIAL INFORMATION (unaudited) (in thousands, except store counts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2010	2011	2010	2011
Revenues
Product sales	$164,660	$138,231	$313,675	$282,510
Repair service agreement commissions, net	10,490	9,945	20,341	18,847
Service revenues	4,183	3,811	8,940	7,700
Total net sales	179,333	151,987	342,956	309,057
Finance charges and other	217	393	466	618
Total revenues	179,550	152,380	343,422	309,675

Cost and expenses
Cost of goods sold, including
warehousing and occupancy costs	130,217	105,400	244,433	215,110
Cost of parts sold, including
warehousing and occupancy costs	2,116	1,596	4,492	3,326
Selling, general and administrative expense	44,764	42,086	86,549	82,931
Costs related to store closings	-	3,658	-	3,658
Provision for bad debts	261	191	397	334

Total cost and expenses	177,358	152,931	335,871	305,359

Operating income (loss)	2,192	(551)	7,551	4,316
Other expense, net	12	34	183	86

Segment income (loss) before income taxes	$2,180	$(585)	$7,368	$4,230

Retail gross margin	25.7%	28.9%	26.8%	28.6%
Selling, general and administrative expense
as percent of revenues	24.9%	27.6%	25.2%	26.8%
Operating margin	1.2%	-0.4%	2.2%	1.4%
Number of stores, end of period	76	71	76	71

Conn's, Inc. - Credit Segment CONDENSED FINANCIAL INFORMATION (unaudited) (in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2010	2011	2010	2011
Revenues
Product sales	$-	$-	$-	$-
Repair service agreement commissions, net	(2,122)	(1,356)	(3,912)	(2,736)
Service revenues	-	-	-	-
Total net sales	(2,122)	(1,356)	(3,912)	(2,736)
Finance charges and other	35,688	33,351	71,515	66,745
Total revenues	33,566	31,995	67,603	64,009

Cost and expenses
Selling, general and administrative expense	16,205	14,165	32,752	29,508
Provision for bad debts	10,078	4,818	17,576	12,196

Total cost and expenses	26,283	18,983	50,328	41,704

Operating income	7,283	13,012	17,275	22,305
Interest expense, net	6,729	7,004	12,512	14,560
Loss from early extinguishment of debt	-	11,056	-	11,056

Segment income (loss) before income taxes	$554	$(5,048)	$4,763	$(3,311)

Selling, general and administrative expense
as percent of revenues	48.3%	44.3%	48.4%	46.1%
Operating margin	21.7%	40.7%	25.6%	34.8%

MANAGED PORTFOLIO STATISTICS (dollars in thousands, except average outstanding balance per account)

	Year ended January 31,			Six Months ended July 31,
	2009	2010	2011	2010	2011

Total accounts	537,957	551,312	525,950	533,044	473,386
Total outstanding balance	$753,513	$736,041	$675,766	$706,339	$599,706
Average outstanding balance per account	$1,401	$1,335	$1,285	$1,325	$1,267
Balance 60+ days delinquent	$55,141	$73,391	$58,042	$63,644	$36,706
Percent 60+ days delinquent	7.3%	10.0%	8.6%	9.0%	6.1%
Percent 60-209 days delinquent	6.0%	8.3%	7.0%	7.5%	6.1%
Percent of portfolio reaged	18.8%	20.2%	19.8%	19.2%	17.2%
Net charge-off ratio (YTD annualized)	3.3%	4.1%	5.6%	5.2%	6.4%

Notes:

  The net charge-off ratio for the six months ended July 31, 2011, is impacted by the additional $4.4 million charged-off as a result of the charge-off policy change, which impacted the net charge-off ratio by 140 basis points.
  Percent of portfolio reaged was adjusted to include certain refinanced account balances not previously included.

Conn's, Inc. CONDENSED, CONSOLIDATED BALANCE SHEETS (in thousands)

	January 31,	July 31,
	2011	2011
Assets
Current assets
Cash and cash equivalents	$10,977	$8,280
Other accounts receivable, net	30,476	32,629
Customer accounts receivable, net	342,754	311,322
Inventories	82,354	77,080
Deferred income taxes	16,681	12,246
Prepaid expenses and other assets	10,418	9,994
Total current assets	493,660	451,551
Non-current deferred income tax asset	8,009	8,976
Long-term customer accounts receivable, net	289,965	258,968
Total property and equipment, net	46,890	42,207
Other assets, net	10,118	10,490
Total assets	$848,642	$772,192

Liabilities and Stockholders' Equity
Current Liabilities
Current portion of long-term debt	$167	$508
Accounts payable	57,740	50,383
Accrued compensation and related expenses	5,477	5,927
Accrued expenses	25,423	27,229
Other current liabilities	22,973	21,698
Total current liabilities	111,780	105,745
Long-term debt	373,569	298,670
Other long-term liabilities	5,248	7,269
Total stockholders' equity	358,045	360,508
Total liabilities and stockholders' equity	$848,642	$772,192

NON-GAAP RECONCILIATION OF NET INCOME (LOSS), AS ADJUSTED AND DILUTED EARNINGS (LOSS) PER SHARE, AS ADJUSTED (unaudited) (in thousands, except earnings per share)

	Three Months Ended July 31,		Six Months Ended July 31,
	2010	2011	2010	2011
Net income (loss), as reported	$1,607	$(3,432)	$7,400	$561
Adjustments:
Loss from early extinguishment of debt	-	11,056	-	11,056
Costs related to store closings	-	3,658	-	3,658
Severance costs	-	-	-	813
Tax impact of adjustments	-	(5,749)	-	(6,049)
Net income, as adjusted	$1,607	$5,533	$7,400	$10,039

Average common shares
outstanding - Diluted	24,945	31,808	24,940	31,897

Earnings (loss) per share - Diluted
As reported	$0.06	$(0.11)	$0.30	$0.02
As adjusted	$0.06	$0.17	$0.30	$0.31

NON-GAAP RECONCILIATION OF RETAIL SEGMENT OPERATING INCOME (LOSS), AS ADJUSTED (unaudited) (in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2010	2011	2010	2011
Operating income (loss), as reported	$2,192	$(551)	$7,551	$4,316
Adjustments:
Costs related to store closings	-	3,658	-	3,658
Operating income, as adjusted	$2,192	$3,107	$7,551	$7,974

Basis for presentation of non-GAAP disclosures:

To supplement the Company’s consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles ("GAAP"), the Company also provides adjusted net income and adjusted earnings per diluted share information. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into the Company’s operations and the factors and trends affecting the Company’s business. The Company’s management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics the Company uses in its financial and operational decision making and (2) they are used by some of its institutional investors and the analyst community to help them analyze the Company’s operating results.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chief Financial Officer
Mike Poppe, (409) 832-1696 Ext. 3294